Exhibit 5.1

Opinion of Goodwin Procter LLP

February 22, 2018

Zendesk, Inc.

1019 Market Street

San Francisco, CA 94103

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of any combination of (i) common stock, par value $0.01 per share (the “Common Stock”), of Zendesk, Inc., a Delaware corporation (the “Company”), (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), (iii) debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock, Debt Securities or Units (as defined below ) (“Warrants”), (v) units comprised of Common Stock, Preferred Stock, Debt Securities, Purchase Contracts (as defined below), Depositary Shares, Guarantees, Warrants and other securities in any combination (“Units”); (vi) purchase contracts of the Company (the “Purchase Contracts”), obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders, Common Stock, Preferred Stock or other securities at a future date or dates; (vii) depositary shares each representing a fraction of a share of a particular series of Preferred Stock (the “Depositary Shares”); and (viii) guarantees (“Guarantees”).

The Common Stock, Preferred Stock, Debt Securities, Warrants, Units, Purchase Contracts, Depositary Shares and Guarantees are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants, Units, Purchase Contracts, Depositary Shares and Guarantees) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit or Stock Purchase Contract), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, under the Company’s certificate of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•	with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

•	with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law;

•	with respect to Warrants, Units or Purchase Contracts, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law;

•	with respect to Depositary Shares, (a) the deposit agreement relating to such Depositary Shares (the Deposit Agreement”) has been duly executed and delivered by the Company and the depositary appointed by the Company, (b) the establishment of the terms of the Depositary Shares have been established in accordance with the Deposit Agreement, and (c) the depositary receipts representing the Depositary Shares have been duly executed and countersigned (in the case of certificated Depositary Shares), registered and delivered in accordance with the related Deposit Agreement and the applicable definitive purchase, underwriting or similar agreement for the consideration provided therein; and

•	with respect to the Guarantees, the Guarantees have been duly authorized and validly executed and delivered by the Company, and the debt underlying such Guarantees have been executed, issued, delivered and authenticated in accordance with the terms of the applicable indenture and the applicable definitive purchase, underwriting or similar agreement against receipt of requisite consideration therefor provided for therein.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.	Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.	Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

6.	Upon the Future Authorization and Issuance of Purchase Contracts, such Purchase Contracts will be valid and binding obligations of the Company.

7.	Upon the Future Authorization and Issuance of Depositary Shares, such Depositary Shares will be valid and binding obligations of the Company.

8.	Upon the Future Authorization and Issuance of Guarantees, such Guarantees will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP